UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2008, Jerry D. Smith was elected Vice President and Chief Accounting Officer of Cheniere Energy, Inc. (the “Company”) by the Company’s board of directors. Mr. Smith, age 33, has served as Financial Controller of the Company since September 2007. From April 2006 to August 2007, he served as Assistant Controller of the Company. Prior to joining the Company, Mr. Smith was employed by KPMG LLP, where he served as a Manager, Audit, from July 2004 to April 2006 and a Senior Associate, Audit, from May 2002 to June 2004.

Mr. Smith is an “at will” employee and does not have an employment or severance agreement with the Company. The written and unwritten arrangements under which Mr. Smith is compensated include:

•	a base salary, reviewed annually by the Compensation Committee of the Board of Directors of the Company;

•	eligibility for awards under the Company’s Amended and Restated 2003 Stock Incentive Plan, as determined by the Compensation Committee; and

•	a broad-based benefits package offered to all employees, including medical, dental and vision benefits and long-term disability, life, accidental death and dismemberment and voluntary life insurance.

Except for the employment arrangements described, there are no other material relationships or transactions between Mr. Smith and the Company or any of the Company’s directors, executive officers, or major securityholders, or the immediate family members of any such person. In addition, there are no family relationships between Mr. Smith and any director or executive officer of the Company.

Mr. Smith is replacing Craig K. Townsend who resigned as the Company’s Vice President and Chief Accounting Officer effective April 2, 2008. On May 31, 2007, Mr. Townsend began a leave of absence. During Mr. Townsend’s leave of absence, Don A. Turkleson, Senior Vice President and Chief Financial Officer of the Company, assumed the responsibilities of the principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: April 8, 2008	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President and Chief Financial Officer